EXHIBIT 99.1

Britton & Koontz Capital Corporation
500 Main Street	601-445-5576
P O Box 1407	601-445-2481 Fax
Natchez, MS 39121	http://www.bkbank.com, corporate@bkbank.com

FOR IMMEDIATE RELEASE:	FOR MORE INFORMATION:
July 21, 2006	W. Page Ogden, President & CEO
(Nasdaq - BKBK)	William M. Salters, Chief Financial Officer

BRITTON & KOONTZ CAPITAL REPORTS 2006 SECOND QUARTER EARNINGS

Natchez, Mississippi - The Board of Directors of Britton & Koontz Capital Corporation (Nasdaq: BKBK) today reported net income for the three months ended June 30, 2006, of $875 thousand, or $0.44 per diluted share, a 3.2% increase from the $848 thousand or $0.39 per diluted share reported for the same period in 2005. Returns on average assets and average equity for this period were 0.93% and 11.08%, compared to 0.86% and 10.74% for the same period in 2005. For the six months ended June 30, 2006, net income and diluted earnings per share were $1.8 million or $0.85 per share, a 3.5% increase over the $1.7 million or $0.82 per share for the same period in 2005. Returns on average assets and average equity calculated for this period were 0.95% and 11.42%, for 2006, compared to 0.90% and 11.08% in 2005.

Net interest income for the quarter ended June 30, 2006, was $3.4 million, a $10 thousand decrease compared to the second quarter in 2005. The continued rise in short-term interest rates during the second quarter of 2006 contributed to the lower net interest income. After reviewing the Bank’s loan loss reserve, considering changes in the loan portfolio along with continued low net charge-offs, management lowered the provision for loan losses for the second quarter of 2006 to $60 thousand from $90 thousand in the second quarter in 2005. Net interest margin increased to 3.83% for the three months ended June 30, 2006, from 3.66% for the same period in 2005. Non-interest income remained stable ending the second quarter of 2006 at $593 thousand while non-interest expense decreased $11 thousand to $2.8 million.

Net interest income for the six months ended June 30, 2006, increased $51 thousand over the same period in 2005 as the bank used cash flows from the investment portfolio to fund new loans and pay down borrowings. Federal Home Loan Bank advances declined from $106 million at June 30, 2005, to $66 million at June 30, 2006, while bank deposits increased $36 million to $264 million during this same period. Net interest income was positively affected by the reduced funding base and offset negatively by the higher interest rate environment. Net interest margin increased to 3.78% for the six months ended June 30, 2006, from 3.64% in the comparable period in 2005. Other factors contributing to the improved earnings for the six months ended June 30, 2006, were lower salaries and benefits of approximately $209 thousand and a $125 thousand tax adjustment during 2005.

The Bank’s provision for loan losses for the six month period ended June 30, 2006, was $120 thousand, compared to $180 thousand during the same period in 2005. The decrease is primarily the result of lower than expected loan originations during the first half of 2006 and continued low net charge-offs. Net charge-offs for the six months ended June 30, 2006, were $13 thousand compared to $14 thousand for the six month period ended June 30, 2005.

About Britton & Koontz

Britton & Koontz Capital Corporation, headquartered in Natchez, Mississippi, is the parent company of Britton & Koontz Bank, N.A. which operates three full service offices in Natchez, two in Vicksburg, Mississippi, and one in Baton Rouge, Louisiana. The Company also owns Britton & Koontz Title Insurance Agency, Inc. which was established to issue title insurance on properties in the State of Mississippi. As of June 30, 2006, the Company reported assets of $377.1 million and equity of $31.6 million. The Company’s stock is traded on NASDAQ under the symbol BKBK and the transfer agent is American Stock Transfer & Trust Company. Total shares outstanding at June 30, 2006, were 2,117,966.

Forward Looking Statements

This news release contains statements regarding the projected performance of Britton & Koontz Capital and its subsidiaries. These statements constitute forward-looking information within the meaning of the Private Securities Litigation Reform Act. Actual results may differ materially from the projections provided in this release since such projections involve significant known and unknown risks and uncertainties. Factors that might cause such differences include, but are not limited to: competitive pressures among financial institutions increasing significantly; economic conditions, either nationally or locally, in areas in which the Company conducts operations being less favorable than expected; and legislation or regulatory changes which adversely affect the ability of the combined Company to conduct business combinations or new operations. The Company disclaims any obligation to update such factors or to publicly announce the results of any revisions to any of the forward-looking statements included herein to reflect future events or developments.

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Britton and Koontz Capital Corporation
Financial Highlights
(Unaudited)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,

	2006	2005	2006	2005

Interest income	$5,844,353	$5,413,477	$11,561,024	$10,567,097
Interest expense	(2,443,881)	(2,002,959)	(4,780,620)	(3,838,018)
Net interest income	3,400,472	3,410,518	6,780,404	6,729,079
Provision for loan losses	(60,000)	(90,000)	(120,000)	(180,000)
Net interest income after
provision for loan losses	3,340,472	3,320,518	6,660,404	6,549,079
Non-interest income	593,051	593,325	1,204,434	1,197,091
Non-interest expense	(2,776,007)	(2,786,761)	(5,465,305)	(5,627,197)
Income before income taxes	1,157,516	1,127,082	2,399,533	2,118,973
Income taxes	(282,060)	(279,117)	(598,685)	(379,595)
Net income	$875,456	$847,965	$1,800,848	$1,739,378

Return on Average Assets	0.93%	0.86%	0.95%	0.90%
Return on Average Equity	11.08%	10.74%	11.42%	11.08%

Diluted:
Net income per share	$0.44	$0.39	$0.85	$0.82
Weighted average shares outstanding	2,124,283	2,120,426	2,122,033	2,120,841

	June 30,	December 31,	June 30,
	2006	2005	2005

Total assets	$377,103,703	$389,260,029	$398,427,575
Cash and due from banks	9,306,109	9,825,459	10,101,265
Federal funds sold	2,450	401,138	8,209
Investment securities	112,115,148	121,782,755	137,952,039
Loans, net of unearned interest	243,175,745	245,083,051	237,784,427
Deposits-interest bearing	205,700,037	205,910,680	188,776,049
Deposits-non interest bearing	58,371,039	51,466,230	39,557,088
Total Deposits	264,071,076	257,376,910	228,333,137
Short Term debt	34,170,410	44,456,731	59,464,877
L/T debt, inc junior subordinated debentures	44,158,632	52,927,057	76,579,103
Stockholders' equity	31,627,011	31,260,159	31,590,133
Book value (per share)	$14.93	$14.77	$14.93
Total shares outstanding	2,117,966	2,116,316	2,116,316